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Exhibit 99.1

[GRAPHIC OMITTED]                                              [GRAPHIC OMITTED]
           Two Harbour Place
           302 Knights Run Avenue
           Tampa, FL 33602
           813-209-0600
           800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055

                                                           FOR IMMEDIATE RELEASE



                MARITRANS REVISES EARNINGS EXPECTATIONS FOR 2002
                Announces Contract Renewal with Largest Customer

         TAMPA, FL - (August 27, 2002) - Today Maritrans Inc. (NYSE:TUG) provided further guidance and insight into the Company's expectations for the remainder of 2002. Further, the Company announced that it has term contracts in place with its three largest customers through 2004 and reported that it plans to continue its stock buy-back program. The Company will host a conference call for interested investors on August 28, 2002.

EARNINGS EXPECTATIONS
         While Maritrans continues to believe its overall outlook remains positive, it is lowering its likely range of estimated 2002 earnings from ongoing operations to $1.00 to $1.50 per share from the prior anticipated earnings range of $1.50 to $2.00 per share. The Company believes that the revised range is broad enough to anticipate the major revenue and cost variables that are outlined in this press release. Diluted earnings per share from ongoing operations in 2001 were $.96. The Company's 2001 reported earnings of $.72 included a $.24 per share extraordinary charge related to the Company's early payoff of its indenture.

         The Company also reiterated some positive one-time developments that could affect the second half of the year. Neither of these items is associated with earnings from ongoing operations. In July, Maritrans received a $500,000 litigation award that will be recorded in the third quarter. Also in July, Maritrans reached an agreement to sell some unused land that would result in an after-tax gain of approximately $0.8 million. This agreement, however, includes various closing conditions and its completion is not assured.

         Maritrans will report higher maintenance expense for 2002 than was projected earlier in the year. To respond to worldwide marine safety concerns, customers have raised their vetting standards for all industry participants, in many cases above the standards set by the U. S. Coast Guard and the American Bureau of Shipping. Maritrans has been taking steps to meet those new requirements and also to meet increasing regulatory requirements for its fleet of 15 petroleum tankers and tug/barge units. Since the Company accrues in advance for shipyard maintenance expenditures, its recent experience factor has increased the rate at which the Company will accrue these expenses going forward.




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Maritrans Revises Earnings Expectations for 2002
Page 2
August 27, 2002


         Earlier in the year Maritrans anticipated an increase in spot market rates occurring in the latter part of 2002, but rates have remained relatively flat through August. For planning purposes the Company believes that the lower end of its revised estimated reported earnings range should reflect rates continuing at present levels through year-end. Maritrans believes that the current downward pressure on rates is caused by an unusually high level of refined products being imported into the United States as a result of lower international petroleum consumption and low international tanker rates. Demand for U. S. vessels has been reduced by the higher level of imports and the low demand for domestic jet travel, as evidenced by airline industry cutbacks.

         The earnings forecast made earlier in the year anticipated an average of approximately 7.8 million diluted shares outstanding and made certain assumptions regarding share buy-backs. The reforecast updates that projection to approximately 8.7 million diluted shares outstanding at year-end and includes a correction in calculating the number of diluted shares outstanding. In January 2002, the Company purchased 2,176,296 shares in a self-tender offer at a price of $11.50 per share. The Company has 601,300 authorized shares remaining under the buyback program and will consider purchasing some or all of these shares from time to time as conditions permit.

         The total decrease in the midpoint of the range of per-share estimated earnings for 2002 is $.50. Of that decrease, approximately two-thirds is attributable to higher maintenance, operating and overhead costs, and to lower revenue. Approximately one third is attributable to the revisions in the anticipated number of diluted shares outstanding at year-end.

         Maritrans' commitment to its long-term double hull rebuilding program may result in capital expenditures as high as $30 million in 2002 and may require the Company to make additional borrowings under its existing revolving credit agreement. Capital expenditures are expected to be higher than in either of the prior two years, primarily due to the timing of rebuild payments and capitalizable improvements to its existing fleet. The barge OCEAN 252 and rebuilt tug NAVIGATOR were redelivered in the first quarter of 2002, and the barge OCEAN 250 and tug INTREPID are currently being rebuilt for expected redelivery in the fourth quarter. In addition, the Company is allowing for potential prepayments for future double hull projects.

CONTRACT RENEWAL
         Maritrans' contracted business has remained a solid foundation for the business in 2002, and the Company has recently reached an agreement with Sunoco, Inc., to continue its exclusive lightering service for Sunoco's Philadelphia-area refineries through the summer of 2005. Substantially all of Maritrans' lightering service is provided through term contracts. Sunoco has committed to minimum annual utilization that will result in revenue levels that are higher than in the past, and it will utilize Maritrans' vessels for any additional lightering requirements beyond the minimum levels.


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Maritrans Revises Earnings Expectations for 2002
Page 3
August 27, 2002


         With this agreement, Maritrans has contracts in place with its three largest customers continuing through the end of 2004. Maritrans expects that its three largest customers will generate nearly half of its revenues through 2004, although the term contracts allow for some variance in customers' demand levels. Maritrans enters into other term contracts for its clean oil vessels to maintain its goal of keeping a significant portion of its vessel capacity on term arrangements. All of these term contracts are substantially above current spot market rates. Maintaining spot market availability allows opportunistic revenue during market peaks, flexibility in meeting variable term contract requirements and enables scheduled vessel shipyard periods to occur with a minimal requirement to charter in additional vessels. When a term contract customer elects to move only the minimum contracted amount of cargo, Maritrans has additional vessel capacity available in the spot market. These periods tend to occur when overall demand for petroleum is lowest, and the overall spot market rates are at lower levels than the Company's contracted rates. Approximately twenty percent of the Company's fleet has been working in the spot market over the past year.

CONFERENCE CALL INFORMATION
         Maritrans management will host a conference call on August 28, 2002, at 10:00 a.m. eastern time to discuss the Company's earnings expectations for 2002. To access this call, please dial 1-800-252-8304. A replay of the conference call will be available from 12:00 p.m. eastern time on August 28, 2002 to 12:00 p.m. eastern time on September 4, 2002 and can be accessed by calling 1-800-633-8284 and providing the reservation number 20858078. The conference call will also be webcast live on Maritrans' website, www.maritrans.com, and will be available on the website through September 4, 2002.

ABOUT MARITRANS
         Maritrans Inc. is a U.S. based company with a 74-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. Maritrans owns and operates one of the largest fleets serving the U.S. coastwise trade. The Maritrans fleet currently consists of four oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of 3.6 million barrels, with over half of its capacity double-hulled. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area that supports the Company's Northeast crude oil lightering operations. The common stock of Maritrans Inc. is listed on the New York Stock Exchange under the symbol "TUG."

SAFE HARBOR STATEMENT
         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from that expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' operating and sourcing decisions, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), demand for petroleum products, future spot market rates, out of service time for vessel maintenance, increased expenses due to regularity and customer requirements, changes in interest rates, the effect of terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general.







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